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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-31499



PROSPECTUS SUPPLEMENT
dated September 23, 1998 to
Prospectus dated July 17, 1997

                            MARTIN INDUSTRIES, INC.

              DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN
                         200,000 SHARES OF COMMON STOCK

     The information contained in the Prospectus relating to the Martin Industries, Inc. Dividend Reinvestment and Direct Stock Purchase Plan (the "Plan") is hereby supplemented and amended by the following information:

     CHANGE IN PLAN AGENT. Effective September 28, 1998, SunTrust Bank, Atlanta will serve as Plan Agent and will administer the Plan for Participants in accordance with the terms of the Plan. All references to the Plan Agent in the Prospectus are now deemed to refer to SunTrust Bank, Atlanta. Should SunTrust Bank, Atlanta resign, or be asked to resign, another agent will be asked to serve.

     All completed Authorization Forms, requests for withdrawal, optional cash payments, requests for certificates and all other communications, including certificates to be deposited to Plan accounts, should be sent to the Plan Agent addressed as follows:

                                  SunTrust Bank, Atlanta
                                  Stock Transfer Department
                                  Mail Code 258
                                  Post Office Box 4625
                                  Atlanta, Georgia 30302

     Checks or money orders made payable to the Plan Agent with respect to optional cash payments under the Plan should be made payable to SunTrust Bank, Atlanta as Plan Agent for Martin Industries, Inc. Dividend Reinvestment and Direct Stock Purchase Plan.

     QUESTIONS CONCERNING THE PLAN. Please address all inquiries or correspondence concerning the Plan, including requests for an Authorization Form to join the Plan, to:

                                  SunTrust Bank, Atlanta
                                  Stock Transfer Department
                                  Mail Code 258
                                  Post Office Box 4625
                                  Atlanta, Georgia 30302

     Please mention Martin Industries, Inc. in all your correspondence and, if you are a Participant, give the number of your account. If you prefer, you may call SunTrust Bank, Atlanta, Stock Transfer Department at 1-(800)-568-3476.
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                                  INSTRUCTIONS

1. Please check either Box 1 -- Dividend Reinvestment and Optional Cash Payments or Box 2 -- Optional Cash Payments Only. Check Box 1 only if you wish to reinvest cash dividends on some or all shares now registered in your name. If you check Box 1, you will have the option to make additional cash payments now or in the future. If you check Box 1, you also have the option to check Box 1a and return to SunTrust Bank, Atlanta any certificates you would like deposited and registered in your Plan account. Any dividends that become payable to you on your shares of stock that are deposited in your Plan account will be reinvested and used to purchase shares without charge as provided in the Plan. Check Box 2 if you only wish to make optional cash payments. If you check Box 2, you will continue to receive cash dividends on all shares now registered in your name.

2. If you checked Box 1, and:

    -- you wish to reinvest cash dividends on all of the shares now registered in your name and on any additional shares that may be registered in your name in the future, write "ALL" in the box provided.

    -- you wish to reinvest cash dividends on all of the shares now registered in your name but not on any additional shares that may be registered in your name in the future, write the total number of shares now registered in your name in the box provided.

    -- you wish to reinvest cash dividends on less than all of the shares now registered in your name and continue to receive a check for cash dividends on the remaining shares, write the number of shares on which you do wish dividends reinvested in the box provided.

  If you check Box 1 but do not write "ALL" or a number of shares in the box provided, "ALL" will be assumed.

  Cash dividends on shares credited to your account under the Plan will be automatically reinvested to purchase additional shares in accordance with the Plan.

3. Be sure to date and sign the card and return it to SunTrust Bank, Atlanta, Stock Transfer Department, Mail Code 258, P.O. Box 4625, Atlanta, Georgia 30302.

4. If you chose option 1 and 1a, please send us your unendorsed certificates with this card to the address shown above. We recommend registered mail.

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          MARTIN INDUSTRIES, INC.               Authorization
                                                ----------
       IMPORTANT -- READ INSTRUCTIONS           I appoint SunTrust Bank, Atlanta (the "Plan
   ON REVERSE SIDE BEFORE COMPLETING AND        Agent") as my agent under the Dividend
                  SIGNING.                      Reinvestment and Direct Stock Purchase Plan as
                                                described in the Prospectus which accompanied
                                                this card:
                                                (CHECK EITHER BOX 1 OR BOX 2. CHECK BOX 1A FOR
                                                CUSTODIAL SERVICE.)
   DIVIDEND REINVESTMENT AND DIRECT STOCK       [ ] 1. DIVIDEND REINVESTMENT AND OPTIONAL CASH
                PURCHASE PLAN                   PAYMENTS -- take any dividends that may become
                                                       payable to me on my shares of Martin
             AUTHORIZATION FORM                        Industries, Inc. Common Stock or any
        ---------------------------                    lesser number I may own and any optional
           (THIS IS NOT A PROXY)                       cash payments I choose to send and
                                                       purchase shares as provided in the Plan.
 DO NOT RETURN THIS CARD IF YOU DO NOT WISH            [       *] (*See Instruction 2 on the
              TO JOIN THE PLAN.                        reverse side of this card.)
                                                [ ] 1a.CUSTODIAL SERVICE -- deposit the
                                                attached Martin Industries, Inc. Common Stock
                                                       certificates and register the shares
                                                       represented thereby in my Plan account.
                                                       I understand I must be a participant in
                                                       the Plan or have checked box 1 above. I
                                                       also understand all dividends that may
                                                       become payable to me on these shares
                                                       will automatically be reinvested under
                                                       the Plan.**
                                                (**See Instructions 2 and 4 on the reverse side
                                                of this card.)
                                                [ ] 2.OPTIONAL CASH PAYMENTS ONLY -- take the
                                                attached cash payment and future optional cash
                                                      payments I may choose to send and
                                                      purchase shares as provided in the Plan.
                                                I may change or revoke this Authorization at
                                                any time by notifying the Plan Agent in
                                                writing.
                                                Date
                                                -----------------------------------------------
                                                Stockholder
                                                -------------------------------------------
ALL OWNERS OF JOINT REGISTRATION MUST SIGN.     Stockholder
                                                -------------------------------------------
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